SUB-ITEM 77I
Terms of new or amended securities
On March 28, 2016, Form Type 485(b), Accession No.
0000872825-16-000125, an amendment to the registration statement of American Century World Mutual Funds, Inc., was filed with the Securities and Exchange Commission. This amendment registered three new funds, Focused International
Growth Fund, Emerging Markets Small Cap Fund and Global
Small Cap Fund, effective March 29, 2016, and describes the characteristics of the new funds.